UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2018

PUNTO GROUP, CORP.

 (Exact name of registrant as specified in its charter)

Nevada	333-200529	61-1744826
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3471 West Oquendo Road, Suite 301 Las Vegas, NV	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (800) 605-3210

819 Cowan Road, Suite E

Burlingame, CA 94010

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Item 5.01	Changes in Control of Registrant.
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to a Stock Purchase Agreement dated November 22, 2018 (the “Purchase Agreement”) between Lei Wang (“Wang”) and OWP Ventures, Inc. (“OWP”), on November 30, 2018, Wang (i) sold to OWP 3,500,000 shares of common stock (the “Shares”) of Punto Group, Inc. (the “Company”) held by Wang for a purchase price of $350,000, and (ii) released the Company from all existing claims held by him against the Company, including liabilities in the amount of approximately $128,000. The Shares represent 66.2% of the issued and outstanding shares of the Company’s common stock. The source of the funds used by OWP for the purchase of the Shares consisted of $50,000 of its own funds and $300,000 of the proceeds of a loan (the “CSW Loan”) from CSW Ventures, LP, whose general partner is an affiliate of a stockholder of OWP. The loan from CSW Ventures is expected to be secured by a pledge of the Shares (the “Pledge”). Except as set forth below, there are no arrangements or understandings by and among members of both the former and new control groups and their associates with respect to election of directors or other matters of the Company.

At the closing, pursuant to the Purchase Agreement, Wang resigned as the Company’s sole director, Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer, and Craig Ellins, age 65, was elected as the Company’s sole director, President, Chief Financial Officer and Secretary, to serve in such capacities until his successors are duly elected and qualified.

Through its wholly-owned subsidiary, One World Pharma S.A.S., OWP is engaged in the cultivation of cannabis in Colombia. The Company and OWP intend to enter into a business combination which would result in One World Pharma S.A.S. becoming the wholly-owned subsidiary of the Company and the stockholders of OWP becoming stockholders of the Company. However, the terms of such business combination have not yet been determined, and there can be no assurance that such business combination will be effected.

Mr. Ellins has spent over 30 years developing start-ups in various industries, most recently focusing on the marijuana industry, including indoor growing technology. Mr. Ellins has served as the Chief Executive Officer and President, of OWP since its inception in March 2018. From March 13, 2014 until April 29, 2016, Mr. Ellins served as the Chief Executive Officer of GB Sciences, Inc., a cannabis company focused on standardized cultivation and production methods as well as biopharmaceutical research and development, and from April 29, 2016 until May 8, 2017, he served as the Chief Innovation Officer of GB Sciences, Inc. He also served as the Chairman of the Board of GB Sciences from March 13, 2014, until May 8, 2017. From 2013 to 2014, Mr. Ellins served as the Chairman and Chief Executive Officer of Cognitiv, Inc., which engages in the creation, development, and maintenance of Websites and mobile applications. From 2009 to 2013, Mr. Ellins served as Chief Executive Officer and Chairman of Phototron Holdings, Inc., now known as GrowLife, Inc. GrowLife, Inc. manufactures and supplies branded equipment and expendables for urban gardening in the United States.

Immediately following the closing, the beneficial ownership of the Company’s common stock for (i) persons who beneficially own more than 5% of the Company’s common stock; (ii) persons who are directors and executive officers; and (iii) all directors and executive officers a group, was as follows:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Executive Officers
Craig Ellins (1) 2626 South Rainbow Blvd, Suite 102 Las Vegas, NV 89146	3,500,000	66.2%

All Directors and Executive Officers as a Group (1 individual)	3,500,000	66.2%

5% Stockholders
OWP Ventures, Inc. (1) c/o Craig Ellins, President 2626 South Rainbow Blvd, Suite 102 Las Vegas, NV 89146	3,500,000	66.2%
Lei Wang 819 Cowan Road, Suite E Burlington, CA 94010	500,000	9.5%

(1)	Craig Ellins has voting and investment control over the securities owned by OWP, and therefore Mr. Ellins may be deemed a beneficial owner of the 3,500,000 shares of common stock owned by OWP. Mr. Ellins disclaims beneficial ownership in such shares.

There are no arrangements known to the Company, the operation of which may at a subsequent date result in a change in control of the Company, except that in the event of a default by OWP on the CSW Loan, CSW Ventures may acquire the Shares by enforcing its rights under the Pledge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2018

PUNTO GROUP, CORP.

By:	/s/ Craig Ellins
Name: Craig Ellins
Title: Chief Executive Officer and Chief Financial Officer

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